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                                                                  EXHIBIT 10.8.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, effective as of the______ day of May, 2003 (the "Agreement"), by and between UNITED STATES LIME & MINERALS, INC., a Texas corporation (herein, together with its successors and permitted assigns, "Employer") and TIMOTHY W. BYRNE ("Employee").

                                   WITNESSETH

         WHEREAS, Employee has been employed by Employer pursuant to an agreement dated as of December 8, 2000;

         WHEREAS, Employer and Employee have agreed to amend and restate their agreement as set forth herein; and

         WHEREAS, Employer desires to continue to employ Employee, and Employee desires to continue to be so employed, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Employer and Employee hereby agree as follows:

         1.       Employment.

                  (a) Employer hereby employs Employee to serve, subject to the supervision and control of Employer's Board of Directors (the "Board"), as Employer's President and Chief Executive Officer ("CEO"), and to undertake and discharge, in accordance with the terms and conditions of this Agreement, such duties, functions, and responsibilities for Employer and its subsidiaries as are from time to time assigned to Employee by the Board.

                  (b) Employer hereby agrees to use its best efforts to cause the Board to nominate, and the shareholders of Employer to elect, Employee as a director of Employer ("Director") at each successive annual meeting of shareholders of Employer for so long as Employee serves as CEO. Employer hereby also agrees to use its best efforts to cause the Board to name Employee to the Executive Committee of the Board for so long as Employee serves as a Director and CEO.

         2.       Term; Termination of Employment.

                  (a) Employee's employment under this Agreement shall commence as of May_____, 2003, and shall continue until December 31, 2008, and for successive one-year periods thereafter (the "Employment Term"), unless either Employee or Employer gives at least one-year's prior written notice of intent not to renew the Employment Term, or Employee's employment is terminated earlier by Employee or Employer as hereinafter provided.

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Immediately upon termination of Employee's employment hereunder for any reason
(other than death), Employee hereby agrees to resign as a Director and as a director, officer, employee and agent of each of Employer's subsidiaries.

                  (b) Employee may terminate his employment under this Agreement, at any time, by giving at least three (3) months' prior written notice of such termination to Employer. In the event that Employee terminates his employment under this Agreement, on or after January 1, 2004, prior to or later than nine (9) months after a Change in Control (as defined below), Employee shall be entitled to two (2) months' Base Salary (as defined below) at the end of the [three (3) months'] notice period. In the event that Employee terminates his employment under this Agreement within nine (9) months after a Change in Control, Employee shall be entitled to Severance Payments in the amount and under the circumstances set forth in subsection 2(f) below.

                  (c) Employer may terminate Employee's employment under this Agreement, at any time, for any reason or for no reason, immediately by giving written notice to Employee. In the event that Employer terminates Employee's employment under this Agreement for Cause (as defined below), Employee shall be entitled to no Severance Payments. In the event that Employer terminates Employee's employment under this Agreement without Cause, Employee shall be entitled to Severance Payments in the amount and under the circumstances set forth in subsection 2(f). For purposes of this Agreement, "Cause" shall be deemed to exist if (1) Employee commits fraud, theft, larceny, or any other crime (other than minor misdemeanors); (2) Employee fails or refuses to obey lawful instructions of the Board or of any committee thereof or commits any willful misconduct or disloyalty; (3) Employee is guilty of habitual insobriety, habitual inattention to his duties, functions, or responsibilities, or repeated negligence in the performance of his duties, functions, or responsibilities; or (4) Employee otherwise commits a material breach of this Agreement.

                  (d) Employee's employment under this Agreement shall terminate automatically upon the death or disability of Employee, or upon the expiration of the Employment Term after Employee or Employer has given the notice of non-renewal provided for in subsection 2(a). For purposes of this subsection 2(d), Employee shall be deemed to be disabled when he is deemed disabled under Employer's disability policy for executive officers as in effect at that time. In the event that Employee's employment under this Agreement terminates due to death, disability, or non-renewal of the Employment Term, Employee shall be entitled to no additional Base Salary or Severance Payments.

                  (e) Upon any termination of Employee's employment under this Agreement, Employee, his personal representatives, or his estate, as the case may be, shall be entitled to receive, in addition to any additional Base Salary or Severance Payments provided for herein, the Base Salary, Benefits (as defined below), and Bonuses (as defined below) paid or provided to or earned by Employee hereunder in respect of Employee's service through the date of such termination. For purposes of this subsection 2(e), no EBITDA Bonus (as defined below) shall be deemed to be earned by Employee in respect of a given fiscal year unless he remains actively employed under this Agreement through June 30 of such year, and, in the event that Employee's employment hereunder terminates between July 1 and December 31 of such year, he shall be deemed to have earned a EBITDA Bonus in respect of such year to the extent and in proportion

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to the percentage by which EBITDA has improved through the fiscal quarter end
(i.e., June 30, September 30, or December 31) closest to the date of such termination (whether such termination occurs before or after such fiscal quarter end) (a "Proportional EBIDTA Bonus")

                  (f) (1) In the event that Employer terminates Employee's employment under this Agreement without Cause pursuant to subsection 2(c), or Employee terminates his employment under this Agreement within nine (9) months after a Change in Control pursuant to subsection 2(b), Employee shall be entitled to receive the Base Salary, Benefits, and Bonuses paid or provided to or earned by Employee hereunder in respect of Employee's service through the date of such termination and, in addition, shall be entitled to receive severance payments (the "Severance Payments") in the amount and under the circumstances set forth in this subsection 2(f). Except in the case of a Change in Control as provided in paragraph 2(f)(3), the Severance Payments shall consist of a continuation of Employee's annual Base Salary, Benefits, and Bonuses in effect on the date of termination, paid and provided on the same periodic and other bases as provided for in subsections 3(a) and (b) below, as if Employee's employment hereunder were continuing. In the case of a Change in Control after which Employee elects to receive his Severance Payments in a lump-sum as provided in paragraph 2(f)(3), the Severance Payments shall be paid in a lump-sum as provided therein, calculated based upon Employer's out-of-pocket costs to provide the Base Salary, Benefits, and Bonuses with no discounting for present value, no tax gross-up or discount, and no effort to pay for or otherwise provide comparable Benefits to Employee. For purposes of subsection 2(f), "Bonuses" shall mean the aggregate of the EBITDA Bonus and Discretionary Bonus (as defined below) earned or awarded in respect of the last full fiscal year during which Employee was employed under this Agreement immediately preceding Employee's termination, shall be considered to be the bonus continuation for the severance period at issue, and shall be separate and apart from the payment of any EBITDA or Discretionary Bonus paid or earned in respect of that last full fiscal year and from any Proportional EBITDA Bonus to which Employee may be entitled for the year in which the termination occurs.

                           (2)      In the event that Employer terminates
Employee's employment under this Agreement without Cause pursuant to subsection 2(c) prior to a Change in Control or after two (2) years after a Change in Control, Employee shall be entitled to Severance Payments equal to his then-current annual Base Salary, Benefits, and Bonuses for (i) one (1) year if such termination shall occur prior to January 1, 2004 or on or after January 1, 2006, or (ii) eighteen (18) months if such termination shall occur on or after January 1, 2004 but prior to January 1, 2006.

                           (3)      In the event that Employer terminates
Employee's employment under this Agreement without Cause pursuant to subsection 2(c) at any time within two (2) years after a Change in Control, or Employee terminates his employment under this Agreement pursuant to subsection 2(b) at any time within nine (9) months after a Change in Control, then, notwithstanding anything to the contrary contained in this Agreement, Employee shall be entitled to Severance Payments equal to his then-current annual Base Salary, Benefits, and Bonuses for (i) the greater of the number of full and partial years remaining between the date of termination of employment and the end of the two
(2) year period following the Change in Control or eighteen (18) months, if such termination shall occur prior to January 1, 2004, or (ii) two (2) years if such termination shall occur on or after January 1, 2004. In the case of Severance

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Payments related to a termination of employment after a Change in Control, or
Severance Payments related to a termination of employment before a Change in Control which Severance Payments continue after a Change in Control, the Severance Payments, or any remaining portion thereof, shall, at the election of Employee, be payable in a lump sum, net of withholding for all applicable taxes and other amounts which may be properly withheld, within thirty (30) calendar days following such election. For purposes of this Agreement, a "Change in Control" shall be deemed to occur if, but only if, (a) Inberdon Enterprises Ltd. ("Inberdon") and its affiliates and associates, on a collective basis, cease to beneficially own, directly or indirectly, at least forty percent (40%) of the then-outstanding common stock of Employer, or (b) the current shareholders of Inberdon and their affiliates and associates, on a collective basis, cease to beneficially own, directly or indirectly, at least fifty percent (50%) of the then-outstanding common stock of Inberdon.

                           (4)      Employee acknowledges and agrees that the
Severance Payments provided for herein shall be in full and total satisfaction and settlement of any and all claims, suits, demands, judgments, actions, and causes of action, of whatever nature, which at the time of such termination Employee then has or may have against Employer or any affiliate, subsidiary, Director, officer, employee, agent, or shareholder of Employer or of any of its subsidiaries, arising by virtue of any thing whatsoever, including without limitation claims based upon this Agreement, claims based upon other agreements, claims based upon quasi-contract, claims sounding in tort, employment discrimination claims, claims under the Employee Retirement Income Security Act of 1974, and claims under any other federal, state, or local statute, regulation, or common law. Employee and Employer further agree that, except in the case of a termination of Employee's employment under this Agreement after a Change in Control pursuant to paragraph 2(f)(3), prior to payment by Employer of any Severance Payment or Payments, Employee and Employer shall each execute and deliver irrevocable mutual general releases of Employer and all affiliates, subsidiaries, Directors, officers, employees, agents, and shareholders of Employer and all of its subsidiaries, and of Employee and his heirs and executors, and releasing Employer, Employee, and such persons from all such claims, in form and content reasonably acceptable to Employer, Employee, and their respective counsel.

         3.       Compensation.

                  (a) In consideration of the services to be rendered by Employee under this Agreement, Employer shall pay Employee a salary (the "Base Salary") at an annual rate of at least U.S. $250,000 per annum. During the first
(1st) quarter of each calendar year, commencing with the first (1st) quarter 2004, the Board or the Compensation Committee of the Board shall review and may, in its discretion, increase the Base Salary, effective retroactive to January 1 of that year, and shall determine the amount of any bonus that Employee is to be awarded with respect to the previous year based on the percentage increase in EBITDA (the "EBITDA Bonus"). In addition to the EBITDA Bonus, Employee shall be awarded such additional bonuses, from time to time, as the Board or the Compensation Committee of the Board may in its discretion determine (a "Discretionary Bonus"). The Base Salary shall be payable on a periodic basis, in arrears, in accordance with Employer's customary payroll practices for its executives from time to time, net of withholding for all applicable taxes and other amounts which may be properly withheld. Employee's EBITDA Bonus, if any, shall be paid within fifteen (15) calendar days after Employer publicly announces its year-end results for the previous fiscal year in respect

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of which the EBITDA Bonus is to be calculated and paid. Discretionary Bonuses, if any, shall be determined and paid as the Board or the Compensation Committee of the Board may in its discretion determine.

                  (b) During the course of his employment under this Agreement, Employee shall be entitled to participate in all employee health insurance, life insurance, sick leave, long-term disability, relocation (up to a maximum of U.S. $80,000 for actual relocation costs), and other fringe benefit programs of Employer, to the extent and on the same terms and conditions (subject, however, to the terms and conditions of any such programs) as from time to time are accorded other employees serving as executive officers of Employer (the "Benefits"). As a part of Employee's Benefits, Employee shall also be entitled to (1) an annual contribution of U.S. $30,000, to be paid by Employer on January 1 of each year commencing January 1, 2004, to fund a life insurance/retirement arrangement for Employee, and (2) to have Employer pay for a single country club/social club membership in the Dallas, Texas area (up to a maximum of U.S. $40,000, or such greater amount as may be mutually agreed upon between Employee and the Executive Committee of the Board) and the annual club membership dues for such club, during Employee's employment under this Agreement.

                  (c) Employee shall also be entitled to at least four (4) weeks' paid vacation each calendar year, at times to be mutually agreed upon between Employee and the Executive Committee of the Board.

                  (d) Employer hereby agrees to use its best efforts to cause the Compensation Committee of the Board to grant to Employee (1) 30,000 stock options, effective upon the date hereof, at the fair market value of a share of Employer's common stock on the date of grant, and (2) 30,000 stock options, effective on the last business day of Employer's fiscal year 2004 and of each fiscal year thereafter during Employee's employment under this Agreement, at the fair market value of a share of Employer's common stock on such date.

                  (e) Employer shall reimburse Employee for expenses reasonably paid or incurred by Employee in connection with the performance of his duties, functions, and responsibilities under this Agreement, provided that Employee shall document all such expenses in accordance with Employer's procedures in effect from time to time, including but not limited to the following reasonable expenses incurred by Employee in performing his duties, responsibility, and functions for Employer under this Agreement in Dallas,
Texas: travel to and from his home in Virginia, to Dallas, and lodging and other expenses in the Dallas area, all subject to mutual agreement between Employee and the Executive Committee of the Board. In addition, Employer shall provide to Employee in Texas the use of a late model motor vehicle suitable to Employee's executive position and shall pay the reasonable costs of maintaining and operating such vehicle pursuant to the customary practices of Employer. Such vehicle shall promptly be returned to Employer, in the same condition as provided to Employee, reasonable wear and tear excepted, upon the termination of Employee's employment for any reason.

                  (f) In respect of Employee's employment under this Agreement, Employer shall maintain directors' and officers' liability insurance having coverage limits at least as high as presently being maintained by Employer if the same shall be reasonably available in the judgment of the Board.

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         4.       Confidential Information. Employee hereby agrees that he shall not, during his employment under this Agreement or at any time thereafter, furnish, disclose, or reveal to any third party, firm, or person (except in the course of, and only to the extent required for, the proper performance of his duties, functions, and responsibilities hereunder), nor use or appropriate to his own personal use or benefit or permit any third party, firm, or other person to use or benefit from, any information of any kind or character related in any manner to Employer or its affiliates or subsidiaries, including without limitation information with respect to it or their financial condition, products, businesses, operations, plans, employees, customers, suppliers, vendors, or prospective employees, customers, suppliers, or vendors, whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others ("Confidential Information"). Upon the termination of his employment under this Agreement for any reason, Employee shall promptly return to Employer all papers, documents, films, blueprints, drawings, magnetic tapes, diskettes, and other storage media (of any kind) in his possession either containing or reflecting Confidential Information, or otherwise relating to Employer or any of its affiliates or subsidiaries, and shall not retain copies thereof.

         5.       Covenant Not To Compete; No Raid or Solicitation.

                  (a) Employee agrees that, without the prior written consent of Employer, he shall not, during his employment under this Agreement, and for one (1) year following Employee's termination of his employment pursuant to subsection 2(b) other than within nine (9) months after a Change in Control, for six (6) months following the expiration of the Employment Term as a result of Employee's notice of non-renewal given pursuant to subsection 2(a), for six
(6) months following Employer's termination of Employee's employment pursuant to subsection 2(c) for Cause, for three (3) months following Employee's termination of his employment pursuant to subsection 2(b) within nine (9) months after a Change in Control, and for three (3) months following Employer's termination of Employee's employment pursuant to subsection 2(c) without Cause (collectively, the "Noncompetition Period"), engage or participate, directly or indirectly, whether as an owner, partner, limited partner, member, director, officer, employee, agent, consultant, or representative, in any business or other enterprise competing, directly or indirectly, with Employer or any of its affiliates or subsidiaries, whether now existing or hereafter created or acquired (all the foregoing being collectively referred to herein as the "Companies"), within the Noncompetition Areas (as defined below). A business or other enterprise shall be deemed to be "competing" with the Companies if, within any Noncompetition Area, it conducts (1) any line of business which the Companies, or any of them, then conducts or has conducted within such Noncompetition Area at any time within the one (1) year preceding the date of termination of Employee's employment; and (2) any line of business which the Companies, or any of them, plans, as of the date of termination of Employee's employment, to enter within such Noncompetition Area within the one-year period following the termination of Employee's employment. For purposes of this Agreement, the term "Noncompetition Areas" shall mean all those geographic areas where the Companies, or any of them, is doing business or competing for business at the date of termination of Employee's employment for any reason. For purposes of this subsection 5(a), a business enterprise shall be deemed to be conducting "business" within the Noncompetition Areas if it maintains manufacturing, production, quarrying, sales, or distribution facilities within the Noncompetition Areas, or solicits or services customers located within such Noncompetition Areas. Notwithstanding anything to the contrary contained in this subsection 5(a), the described restrictions on Employee's activities shall not be

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deemed to include Employee's direct or indirect beneficial ownership of any equity securities in a publicly-traded business or other entity, which securities do not constitute more than two percent (2%) of the relevant class of equity security issued and outstanding, or give Employee "control" (as such term is used in the Securities Act of 1933 and the rules and regulations promulgated thereunder) of such entity.

                  (b) During the Noncompetitive Period, Employee shall also not, either alone or with or on behalf of any third party, firm, or other person, solicit, induce, or influence any third party, firm, or other person to:
(1) solicit, divert, take away, or induce customers (wherever located) of any of the Companies to avail themselves of the services or products of others which are competitive with those of any of the Companies, or sell or furnish or seek to sell or furnish such services or products to such customers; or (2) solicit, divert, take away, or induce any employee of any of the Companies to leave the employ of the Companies, or hire or employ or seek to hire or employ any person who, at any time within six (6) months preceding such action, was an employee of any of the Companies. For purposes of this subsection 5(b), the term "customers" shall include any and all individuals, business organizations and entities, and governmental agencies, no matter how organized and regardless of whether they are organized for profit or not, with which any of the Companies has or had agreements, contracts, or arrangements, to which any of the Companies has sold any product or provided any service, or with which any of the Companies has conducted business negotiations, in each such case at any time within three (3) years prior to the termination of Employee's employment under this Agreement.

                  (c) In the event that any court of competent jurisdiction shall determine that any restriction on Employee contained in this Section 5 is illegal, invalid, or unenforceable by reason of the nature, scope, temporal period, or geographic area of such restriction, or for any other reason, the parties agree that such restriction shall be modified and reformed to the minimum extent necessary so that such restriction, as so modified and reformed, shall be legal, valid, and enforceable in such jurisdiction. In such event, such restriction as so modified and reformed shall continue in effect in such jurisdiction and such restriction, as existing prior to such modification and reformation, shall continue in full force and effect in all other jurisdictions. It is the intention of the parties that all restrictions on Employee contained herein shall be enforceable for the benefit of Employer to the maximum possible extent.

         6.       Enforcement.

                  (a) Employee recognizes and agrees that, in the event of a breach of any of the provisions of Section 4 or 5 by Employee, Employer may suffer irreparable harm and not have an adequate remedy at law. Accordingly, Employee hereby agrees that, in the event of a breach or threatened breach by Employee of any of the provisions contained in such Sections, Employer shall be entitled, in addition to all other remedies which may be available to Employer, to equitable relief, including without limitation enforcement of such provision by temporary restraining order, preliminary and permanent injunction, and decree of specific performance.

                  (b) Except as set forth in subsection 6(a), any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by binding arbitration in the city in which Employer's principal executive offices are located in accordance with the

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Commercial Arbitration Rules of the American Arbitration Association, and
judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties hereby agree to be bound by the decision of the arbitrator(s).

         7. Governing Law. This Agreement and the employment relationship between Employer and Employee hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law rules thereof.

         8. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable (and, with respect to provisions contained in Section 5, cannot be modified and reformed pursuant to subsection 5(c) such that such provision is thereafter legal, valid, and enforceable), such provision shall be severed and stricken from this Agreement, and in all other respects this Agreement shall remain in full force and effect.

         9. Only Agreement; Amendments. This Agreement constitutes the only agreement between Employer and Employee concerning the within subject matter, and supersedes any and all prior oral or written communications between Employer and Employee regarding the within subject matter. No amendment, modification, or supplement to this Agreement shall be effective, unless it is in writing and signed by Employer and Employee.

         10. Agreement Binding; Successors and Assigns. This Agreement has been duly authorized on behalf of Employer by the Board. This Agreement is personal in nature, and no party hereto shall assign or transfer this Agreement or any of its or his respective rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon Employer and Employee and their respective heirs, successors, and permitted assigns.

         11. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by certified or registered mail, return receipt requested, or by overnight courier, at the address set forth opposite the intended recipient's name below. Either party may by notice to the other party hereto change the address of the party to whom notice is to be given. The date of notice shall be the date delivered, if delivered in person, or the date received, if delivered by mail or overnight courier.

         12. Waiver. No waiver by any party to this Agreement of any violation, breach, or default shall be effective unless the same shall be in writing and signed. No waiver by any party of any violation, breach, or default shall be construed to constitute a waiver of or consent to the present or future violation, breach, or default of the same or of any other provision hereof.

         13. No Reliance; Review by Attorney. Employee hereby acknowledges and represents that he has had full opportunity to review financial statements and other documents relating to Employer and to ask questions of Employer concerning its condition, financial and otherwise, business, and prospects, but has relied solely upon his independent analysis of Employer in deciding to execute this Agreement, having received no representations or warranties from Employer concerning its condition, financial or otherwise, business, or prospects. In addition, Employee acknowledges and represents that he has had full opportunity

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to review the terms and conditions of this Agreement with an attorney, that he is executing this Agreement with full knowledge of the legal effect thereof after advice of counsel, and that his execution of this Agreement and the performance of his duties, functions, and responsibilities hereunder will not conflict with, violate, breach, or constitute a default under any law, ordinance, or regulation or any agreement, arrangement, or understanding to which he is bound.

         IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first set forth above.

                                          UNITED STATES LIME &

                                          MINERALS, INC.

                                          By: __________________________________
                                              Edward A Odishaw, Esquire
                                              Chairman of the Board of Directors

Witness:                                  EMPLOYEE

__________________________________        ______________________________________

Employee's Address:                       Timothy W. Byrne
Timothy W. Byrne
c/o United States Lime & Minerals, Inc.
13800 Montfort Drive
Suite 330
Dallas, TX 75240

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